UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 2, 2008

Lithia Motors, Inc. (Exact Name of Registrant as specified in its charter)

Oregon	0-21789	93 - 0572810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

360 E. Jackson Street
Medford, Oregon 97501
(Address of Principal Executive Office)

Registrant's telephone number including area code 541-776-6868

Not applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

 Item 7.01       Regulation FD Disclosure.

              On June 2, 2008, Lithia Motors, Inc. issued a press release announcing plans to further address the short and long-term economic conditions impacting the auto retail industry and the company by initiating a plan of additional cost cutting measures and company restructuring intended to preserve capital and improve profitability. A copy of the press release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Exhibits.
99.1 Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                        LITHIA MOTORS, INC.
                                                                         (Registrant)

Date: June 2, 2008                                                               By:____________________________________
                                                                                             Kenneth E. Roberts
                                                                                             Assistant Secretary

LITHIA MOTORS ANNOUNCES MAJOR RESTRUCTURING PLAN

MEDFORD, OR. June 2nd, 2008 (5:30am, PT) – Lithia Motors, Inc. (NYSE: LAD), today announced its planned actions to address the short and long-term conditions that are impacting the auto retail industry and the company.

“As the economic environment has worsened, we have taken a comprehensive look at our business and determined how it can be right-sized to achieve our profit margin and growth objectives for the long term,” said Sid DeBoer, CEO and Chairman of Lithia Motors.

The Company noted that although falling consumer confidence, declining home values, tightening credit markets, and domestic auto manufacturers losing market share are all adversely impacting vehicle sales, the driving force is the accelerated rise in gasoline and diesel prices. Oil prices have doubled in the past year, and have increased six-fold since 2002.

The company is accelerating its cost cuts because of the reduced sales volume. In addition to the $6 million annualized cuts announced at the end of April on our first quarter conference call, the Company’s plans include further cost reductions that are expected to result in additional savings of $1 million per month for a total of $18 million annualized. This cost cutting plan is partially implemented and should be completed within the next ninety days.

Cost cutting measures include:

          o     Restructuring store management personnel and duties
                    o     Reducing headcount across the company
                    o     Reducing all corporate level expenses where possible
                    o     Further centralizing offices by region

In addition to the $18 million annualized savings above, the following restructuring actions will help to preserve capital and improve profitability:

          o     Reducing domestic exposure within our business units by divesting 10 – 15 underperforming stores
                    o     Deferring all uncommitted capital expenditures
                    o     Selling all unnecessary property and assets including aircraft and excess land
                    o     Financing all unfinanced real estate
                    o     Postponing acquisitions until prices drop further
                    o     Significantly adjusting pricing on all inventories to match current demand
                    o     Adjusting inventory mix to meet consumers shift in preference for smaller, more fuel-efficient new and used vehicles
                    o     Deferring investment in new L2 Auto stores

Details on the additional savings and other financial impact of the above noted restructuring plans will be announced by the second quarter earnings release and conference call on July 29th.

Mr. DeBoer added, “After improving sequentially to near break-even in the first quarter, we are continuing to improve in the second quarter. April sales volume came in a little below plan but May is tracking in line with our internal projections. With the cost cuts partially in place and the positive trend in May, we are hoping that June comes in ahead of objectives.”

About Lithia
Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 28 brands of new and all brands of used vehicles at 110 stores which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com, or through the recently launched www.L2Auto.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.22 billion in total revenue in 2007. Lithia is publicly traded (NYSE:LAD) and is available on the web at www.Lithia.com.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements
This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, future economic conditions and others set forth from time to time in the company’s filings with the SEC. We make forward-looking statements about expected cost savings and improvements in our brand mix and profitability. Specific risks in this press release include future sales performance, realized cost savings, macro-economic factors, planned divestitures, asset sales, real estate financing, and company profitability.